UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, DC 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 OR 15(d) of the

Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): November 9, 2010

ALLOY, INC.

(Exact Name of Registrant as Specified in Charter)

Delaware	000-26023	04-3310676
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(I.R.S. Employer Identification No.)

151 West 26th Street, 11th Floor

New York, NY 10001

(Address of principal executive offices)

Registrant’s telephone number, including area code: (212) 244-4307

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 2.01.	Completion of Acquisition or Disposition of Assets

As previously disclosed, Alloy, Inc., a Delaware corporation (“Alloy”), entered into an Agreement and Plan of Merger (the “Merger Agreement”), dated as of June 23, 2010, with Alloy Media Holdings, L.L.C., a Delaware limited liability company (“Parent”) and Lexington Merger Sub Inc., a wholly-owned subsidiary of Parent (“Merger Subsidiary”). On November 8, 2010, at a special meeting of Alloy stockholders held in New York, New York, Alloy stockholders adopted the Merger Agreement by the required vote. On November 9, 2010, in accordance with the Merger Agreement and the Delaware General Corporation Law, Merger Subsidiary merged with and into Alloy (the “Merger”), with Alloy continuing as the surviving corporation of the Merger and becoming a wholly-owned subsidiary of Parent.

Item 3.01.	Notice of Delisting or Failure to Satisfy a Continued Listing Rule or Standard; Transfer of Listing.

On November 9, 2010, Alloy notified the Nasdaq Global Market (“Nasdaq”) of the consummation of the Merger and requested that trading in Alloy’s common stock, par value $0.01 per share (the “Common Stock”), be suspended prior to market open the next business day and that the Common Stock be withdrawn from listing on Nasdaq as of the close of market on November 9, 2010. Nasdaq will file with the Securities and Exchange Commission (“SEC”) a Notification of Removal from Listing and/or Registration under Section 12(b) of the Securities Exchange Act of 1934, as amended, on Form 25 to delist and deregister the Common Stock. As a result, the Common Stock will no longer be listed on Nasdaq.

Item 3.03.	Material Modification to Rights of Security Holders.

At the effective time and as a result of the Merger, each outstanding share of Alloy common stock, other than shares owned by Alloy, Parent or Merger Subsidiary and other than those shares with respect to which appraisal rights were properly exercised and not withdrawn, were converted into the right to receive $9.80, in cash, without interest.

Each option to purchase Alloy common stock outstanding immediately prior to the effective time of the Merger became fully vested and exercisable immediately prior to the effective time of the Merger, and the holder was entitled to receive the difference (if positive) between the merger consideration and the exercise price for each share of Alloy common stock subject to such outstanding option. Each restricted share of Alloy common stock outstanding immediately prior to the effective time of the Merger (other than certain cancelled shares, as described in our definitive proxy statement on Schedule 14A, filed with the SEC on October 5, 2010), to the extent not vested, vested as of the effective time of the Merger, and the holder was be entitled to receive the merger consideration.

The foregoing description of the Merger Agreement and the transactions contemplated thereby does not purport to be complete and is subject to, and qualified in its entirety by, the Merger Agreement. A copy of the Merger Agreement was attached as Exhibit 2.1 to Alloy’s Current Report on Form 8-K filed with the SEC on June 28, 2010 and is incorporated herein by reference.

Item 5.01.	Changes in Control of Registrant.

The information disclosed in Item 2.01 is hereby incorporated by reference. Upon the effective time of the Merger, (i) Alloy became a wholly-owned subsidiary of Parent and (ii) all of Alloy’s directors immediately prior to the Merger resigned from Alloy’s board of directors. The aggregate consideration paid in connection with the Merger was approximately $126.3 million, which amount was funded from a combination of equity financing provided by private equity investors, debt financing from a group of lenders led by Bank of America, N.A., cash of Alloy rollover equity provided by Mr. Matthew C. Diamond and James K. Johnson and the cancellation of unvested restricted stock consented to by certain of our employees.

Item 8.01.	Other Events.

On November 9, 2010, Alloy issued a press release announcing that an investor group led by ZelnickMedia completed the previously-announced acquisition of the Company following the approval of the transaction by a majority of Alloy shareholders.

A copy of the press release is furnished as Exhibit 99.1 to this Current Report on Form 8-K and is incorporated herein by reference in its entirety.

Item 9.01.	Financial Statements and Exhibits.

(d) Exhibits

See the Exhibit Index attached to this Current Report on Form 8-K, which is incorporated herein by reference.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

ALLOY, INC.

Date: November 9, 2010	By:	/S/ MATTHEW C. DIAMOND
Matthew C. Diamond
Chief Executive Officer and Director

EXHIBIT INDEX

Exhibit No.	Description

Exhibit 2.1	Agreement and Plan of Merger dated as of June 23, 2010, by and among Alloy, Inc., Alloy Media Holdings, L.L.C. and Lexington Merger Sub Inc., filed with the SEC on June 28, 2010 and incorporated herein by reference.

Exhibit 99.1	Press Release, dated as of November 9, 2010.